Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2010 Equity Incentive Plan and the 2010 Employee Stock Purchase Plan of Anacor Pharmaceuticals, Inc. of our reports dated March 18, 2013, with respect to the financial statements of Anacor Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, and the effectiveness of internal control over financial reporting of Anacor Pharmaceuticals, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Redwood City, California

March 18, 2013